EXHIBIT 10.12

                                  AMENDMENT TO
                               EMPLOYMENT CONTRACT


AMONG:

TIMET SAVOIE S.A., a Societe Anonyme with offices at 62 Avenue Paul Girod, 73400 Ugine, France (hereinafter referred to as the "Company"), represented by Jean-Marc Frisch, President and Directeur General of the Company, and

TITANIUM METALS CORPORATION, a Delaware (USA) corporation, with offices at 1999 Broadway, Suite 4300, Denver, Colorado, USA 80202 (hereafter referred to as
"TIMET"), represented by J. Landis Martin, Chairman, President and Chief Executive Officer of TIMET,

On the one hand,

AND

MR. CHRISTIAN J.M. LEONHARD, of French nationality, residing at 7 rue d'Alleray, 75015 Paris, France (hereinafter referred to as "Mr. Leonhard"),

On the other hand.


PREAMBLE

A. Mr. Leonhard was originally employed by TIMET France SARL, a wholly owned subsidiary of TIMET, on September 26, 1988.

B. As of 1 January 1997, TIMET France SARL was merged into the Company and the employees of TIMET France SARL were transferred to the Company pursuant to
Article 122.12 of the French Labor Code. The Company is a 70% owned subsidiary of TIMET.

C. Since 1997, Mr. Leonhard has served in various capacities in the Company and has been seconded by the Company to other positions within TIMET in the U.K. and the U.S.

D. In connection with a reorganization, the Company and TIMET have offered and Mr. Leonhard has agreed to a modification of his prior responsibilities. The new terms and conditions of his employment are set forth in this Amendment. The Parties agree that the original contract between Mr. Leonhard and TIMET France SARL dated 26 September 1988 and all the subsequent amendments to that 1988 Employment Contract as well as any amendments and restatements of that 1988 Employment Contract are together regarded as a continuing contractual obligation under French law.

1) Appointment and Term of Mission

     a) Mr. Leonhard is seconded to TIMET as the Director of European Operations as and from 1 January 2003.

     b) In his capacity of Director of European Operations, Mr. Leonhard will be subordinate to and report to Mr. J. Landis Martin, TIMET's Chairman, President and Chief Executive Officer (or any person who succeeds or replaces Mr. Martin in such position or to any other person designated by Mr. Martin). Notwithstanding his mission with TIMET, he shall continue to be considered an employee of the Company, which alone shall be entitled to modify or terminate this employment contract. Mr. Leonhard's performance of his mission and duties shall also be performed under the terms and requirements of TIMET's Grant of Authority as adopted from time to time by TIMET's board of directors. Mr. Leonhard understands and accepts his duties and responsibilities and the limits of the authority granted to him and will strictly adhere to such limitations.

     c) Under the directives of TIMET's Chairman, President and Chief Executive Officer and subject to the applicable terms and requirements of TIMET's Grant of Authority, Mr. Leonhard's current mission and duties shall include, among other things, the management in all respects of TIMET UK and its subsidiaries, TIMET Savoie, Loterios, TIMET Germany and ValTimet, or any other U.K. or European subsidiaries or affiliates that may exist from time to time, including responsibility for manufacturing, commercial, quality, technical, financial, and human resources matters; the management oversight of all production facilities; the management and development of employees and managers; the determination and recommendation for approval of organizational structures; the preparation and recommendation for approval of annual operating plans; and such other duties as shall be required from time to time by Mr. Martin.

     d) Nothing contained in this amendment shall constitute a guarantee of employment for any period of time.

2) Social Security and Other French Plans

     For the duration of his mission, Mr. Leonhard will continue to be affiliated to the French Social Security and any other French plans offered by the Company to employees of a similar level and/or position. Moreover, the Company will continue to maintain its affiliation to the French unemployment, retirement, pension plan, complementary retirement plans and other social benefits subscribed to by the Company for employees of a similar level and/or position.

3) Compensation

     a) Commencing July 13, 2003, Mr. Leonhard shall receive an annual gross salary of 236,250(euro)(euros) payable in euros through the Company's payroll system.

     b) Mr. Leonhard will participate in TIMET's U.S. profit sharing program (as it exists from time-to-time) at the Executive level. Under this program currently, annual profit sharing payments are based upon corporate-wide return on equity and individual performance, and calculated as a percentage of base compensation.

     c) Nothing herein shall affect TIMET's right to modify or discontinue such program at any time or from time to time, or to move Mr. Leonhard to a different profit sharing program, provided that he will be eligible to receive the same level of benefit under any such program as other employees of a similar level and/or position. It is further understood and agreed that no amounts paid to Mr. Leonhard with respect to relocation reimbursements and allowances, travel allowances, legal or other fee reimbursement shall be considered as compensation under Article 2 or Article 3(a) or (b) above for purposes of calculating any bonus, pension or similar payments to which Mr. Leonhard is or may become entitled.

     d) Mr. Leonhard will be ineligible to participate in the TIMET retirement savings plan due to his participation in the French retirement program through the Company.

     e) Subject to the terms and conditions of TIMET's Executive Severance Policy, as amended and restated effective May 17, 2000 and as may be subsequently amended from time to time, in the event that Mr. Leonhard is terminated without "cause" or if he resigns for "good reason" as such terms are defined in TIMET's Executive Severance Policy, the salary continuation benefit that will be payable to Mr. Leonhard will be 262,500 (euro) (euros) or the equivalent of one year's annual gross base salary, if such amount is then greater, plus any bonus earned for the year of termination, prorated for the date of termination.

4) Other Benefits

     Mr. Leonhard shall be entitled to participate in any automobile scheme for European executives in effect from time to time on the same basis as other European executives.

5) Engagement/Confidentiality

     Mr. Leonhard shall devote all of his work time to the service of the Company or TIMET, and shall refrain from engaging in any other professional activity, whether or not competing. During the entire period of this contract and after its expiration, Mr. Leonhard agrees to consider as confidential and not to reveal any technical, financial or commercial information with respect to the Company and TIMET.

6) Termination

     This contract is of indefinite duration. Each of the parties may terminate this contract by giving six (6) months' prior notice except that in the event of serious misconduct, Mr. Leonhard may be terminated by the Company without prior notice.

7) Jurisdiction

     Any dispute to which the foregoing terms may give rise shall be determined by the courts of the location of the Company's head office, which shall have sole jurisdiction. With respect to any questions which are not addressed by the present contract, the parties agree to comply with the terms of the applicable collective bargaining agreement (Convention Collective Nationale de la Metallurgie, Ingenieurs et Cadres).



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of November 25, 2003.



                                              \s\ Christian J.M. Leonhard
                                              -----------------------------
                                                  Christian J.M. Leonhard



                                          By: \s\ Jean Marc Frisch
                                              -----------------------------
                                                  Jean Marc Frisch
                                                  President & Directeur General
                                                  TIMET SAVOIE



                                          By: \s\ J. Landis Martin
                                              -----------------------------
                                                  J. Landis Martin
                                                  Chairman, President and Chief
                                                        Executive Officer
                                                  TITANIUM METALS CORPORATION